Exhibit 10.13

AMENDMENT NO. 3 TO AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDMENT (this “Amendment”) is entered into as of December 3, 2007 by and among Sterling Jewelers Inc., a Delaware corporation (the “Company”) and William Montalto (the “Executive”). Any capitalized term used but not defined herein shall have the meaning ascribed thereto in the Employment Agreement (as hereinafter defined), except as otherwise provided.

WHEREAS, the Company and the Executive entered into an Amended and Restated Employment Agreement, dated as of August 9, 2004, and amended on January 12, 20061 (as amended to the date hereof, the “Employment Agreement”); and

WHEREAS, the parties hereby desire to make certain additional amendments to the Employment Agreement to reflect the issuance of final regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

Amendment Fixing Annual Bonus Payment

1.	Sections 1(b)(ii), 1(b)(iii), 1(c)(ii), 3(a)(ii), 4(a)(ii), 4(a)(iii), 4(b)(ii), and 4(b)(iii) of the Employment Agreement are hereby amended to provide for the payment of the Annual Bonus or any pro-rata portion thereof during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet Group plc, and to delete references to such payments being paid on the 30th of April following the preliminary announcement by Signet Group plc of its results for the related fiscal year.

Amendments Designating Separation Payments as “Separate Payments”

2.	Section 1(b)(v) of the Employment Agreement is hereby amended to add the phrase “with each such payment hereby designated a separate payment” as the last phrase thereof

3.	Section 1(c)(i) of the Employment Agreement is hereby amended to add the phrase “with each such payment hereby designated a separate payment” immediately prior to Section 1(c)(ii).

[1]	This assumes that there was no prior 409A amendment for Mr. Montalto.

Amendment Fixing the Period for Remitting Gross Up Payments

4.	The last paragraph of Section 3 of the Employment Agreement is hereby amended to add the phrase “and shall be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which he remits the related taxes” as the last clause of the sentence.

Amendment Adding Fringe Benefit Anti-Abuse Boilerplate Language

5.	Section 3 of the Employment Agreement is hereby amended to add a new last paragraph as follows:

No payments or benefits provided under this Section 3 in respect of one taxable year shall affect the amounts payable in any other taxable year. No benefit or payment due to the Executive under this Section 3 shall be subject to liquidation or exchange for another benefit. Any reimbursements made to the Executive pursuant to this Agreement or otherwise shall be paid no later than the last day of the year following the year in which the expense was incurred.

Amendment Regarding 409A Compliance

6.	A new Section 14 of the Employment Agreement is hereby added to the Employment Agreement with each succeeding section renumbered accordingly, which shall read in its entirety as follows:

Compliance with Code Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Execution Date. Notwithstanding any provision of the Agreement to the contrary, (i) if at the time of the Executive’s termination of employment with the Company the Executive is a “specified employee” as defined in Section 409A Code and related Department of Treasury guidance and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company may defer the commencement of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, the Company may (a) adopt such amendments to the Agreement, including amendments with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Agreement and/or (b) take such other actions as the Company determines necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance. The Company shall consult with the Executive in good faith regarding the implementation of this Section 14; provided that neither the Company nor any of its employees or representatives shall have any liability to the Executive with respect thereto.

Miscellaneous

7.	Entire Agreement. The Employment Agreement, as amended by this Amendment, constitutes the complete and exclusive understanding of the parties with respect to the Executive’s employment and supersedes any other prior oral or written agreements, arrangements or understandings between the Executive and the Company.

8.	Full Force. Except as set forth in this Amendment, the Employment Agreement remains in full force and effect.

9.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF the parties hereto have caused this Amendment to be executed as of the date first above written.

STERLING JEWELERS INC.

By:	/s/ Mark S. Light
Name: Mark S. Light
Title: President and CEO

/s/ WILLIAM MONTALTO
WILLIAM MONTALTO
Title:

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